Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”), is effective as of October 1, 2010 (the “Effective Date”) between Ampio Pharmaceuticals, Inc., a Delaware corporation headquartered at 5445 DTC Parkway, PH 4, Greenwood Village, CO 80111, (hereinafter referred to as the “Company”), and Vaughan Clift, M.D. (“Employee”).

RECITALS

WHEREAS the Company and Employee are parties to that Employment Agreement effective as of August 1, 2010 (the “Agreement”); and

WHEREAS the Company and Employee desire to amend the Agreement as stated in this Amendment;

NOW, THEREFORE, the Company and Employee, for good and valuable consideration the receipt and sufficiency of which is acknowledged by each party, agree that the Agreement shall be and hereby is amended as follows:

1.	Paragraph 3 (a) is amended and restated in its entirety as follows:

(a) Base Salary. The Company shall pay Employee a base salary of $198,000 per annum, payable at least monthly on the Company’s regular pay cycle for professional employees (the “Base Salary”). In addition, the Company will continue to pay a $3,000 per month temporary housing allowance through the end of January 2011 or the date of a financing exceeding $5.0 million, whichever is later. Unless increased to such amount sooner by the Company, effective the date of the completion of a financing exceeding $5.0 million, the Base Salary shall automatically increase, without additional action by the Compensation Committee or Board, to $250,000 per annum, payable as described above. Except as specifically otherwise provided herein, the Base Salary may be increased only by recommendation of the Compensation Committee of the Board and ratified by the Compensation Committee or a majority of the independent members of the Board.

2.	Promptly after completion of the equity financing presently contemplated by the Company (whether through use of SEC Form S-1 or otherwise), the Company shall pay Employee an amount equal to the difference between Employee’s aggregate Base Salary from August 1, 2009 through the date of the completion of a financing exceeding $5.0 million and the amount that would have been paid to Employee had Employee’s Base Salary been $198,000 per year for such period.

3.	The Company and Employee acknowledge and agree that the condition to effectiveness of the Agreement stated in Section 23 has been satisfied or waived by both parties.

4. EXHIBIT A is amended and restated in its entirely as follows:

EXHIBIT A

Outside Activities

1.	Serve on the Board of Directors of no more than two private or public company, the business of which is not competitive with that of Ampio Pharmaceuticals, Inc.

2.	Serve as a consultant to no more than two private or public companies, the business of which is not competitive with that of Ampio Pharmaceuticals, Inc.

3.	Serve on the advisory boards of private or public companies whose identity is disclosed in writing to the Compensation Committee of the Board of Directors of Ampio Pharmaceuticals, Inc. except where such disclosure would be in breach of Employee’s obligations under applicable federal laws or regulations pertaining to national security, the business of which is not competitive with that of Ampio Pharmaceuticals, Inc.

Note: None of the possible outside activities may interfere with Employee’s best efforts in meeting the responsibilities of Vice President of Scientific and Clinical Affairs of Ampio Pharmaceuticals, Inc., and will in the aggregate not require Employee to devote more than 10 hours per month to these outside activities.

4.	The Company shall pay the reasonable expenses of Employee’s counsel in negotiating, preparing and revising this Amendment and advising Employee regarding the same.

5.	Sections 10 through 22, excluding Section 20, of the Agreement are incorporated in this Amendment as if set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

AMPIOPHARMACEUTICALS, INC.		EMPLOYEE

By:	/s/ Philip H. Coelho	/s/ Vaughan Clift, M.D.
Philip H. Coelho		Vaughan Clift, M.D.
Chairman, Compensation Committee Board of Directors

Date: 1/27/2011		Date: 1/27/2011

By:	/s/ Donald B. Wingerter, Jr.
Donald B. Wingerter, Jr.
Chief Executive Officer

Date: 1/27/2011

Signed in counterparts